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                                                                Exhibit 23.1



                        Independent Auditors' Consent


The Board of Directors and Stockholders
Mentor Graphics Corporation:


We consent to incorporation by reference herein of our reports dated January 23, 2003, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2002, which reports appear in the December 31, 2002 annual report on Form 10-K of Mentor Graphics Corporation, and to the reference to our Firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP

Portland, Oregon
April 3, 2003